Exhibit 99.1

Camping World Holdings, Inc. Reports Third Quarter 2023 Results, Total Unit Sales of 32,330

Exceeds 2022, Rigorous Inventory Discipline and Continued Acquisitions Set Stage for Improved 2024

LINCOLNSHIRE, IL – November 1, 2023 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company” or “CWH”), America’s Recreation Dealer, today reported results for the third quarter ended September 30, 2023.

Marcus Lemonis, Chairman and Chief Executive Officer of Camping World Holdings, Inc. stated, “We are laser focused on the final stages of cleansing our inventory going into 2024. These actions have come with near-term gross margin compression, but we believe now is the moment to put the finishing touches on our industry-leading inventory position and prepare the business for the next up-cycle. In 2024, we expect total company revenue, same store unit sales, total gross margin, and earnings to increase year over year.”

Third Quarter-over-Quarter Operating Highlights

●	Revenue was $1.7 billion for the third quarter, a decrease of $126.1 million, or 6.8%.
●	Used vehicle revenue was a record $590.2 million for the third quarter, an increase of $64.2 million, or 12.2%, and used vehicle unit sales were a record 17,125 units, an increase of 2,665 units, or 18.4%.
●	New vehicle revenue was $679.2 million for the third quarter, a decline of $154.9 million, or 18.6%, and new vehicle unit sales were 15,205 units, a decrease of 2,411 units, or 13.7%.
●	Average selling price of new and used vehicles declined 5.7% and 5.2%, respectively, during the third quarter. As the procurement prices of model year 2024 new vehicles declined compared to model years 2022 and 2023, the Company actively discounted certain used vehicles during the third quarter to reduce inventory levels of aged used vehicles.
●	Products, service and other revenue was $235.6 million for the third quarter, a decline of $33.3 million, or 12.4%. The decrease was driven largely by lower demand and lower stocking levels of lifestyle, activities, design, and home products, as well as declines in our direct to manufacturer RV furniture revenues due to RV manufacturer production slowdowns and discounting related to our Active Sports Restructuring.
●	Same store used vehicle unit sales increased 10.9% for the third quarter, and same store new vehicle unit sales decreased 21.5%.
●	Gross profit was $523.1 million, a decrease of $70.6 million, or 11.9%. Total gross margin was 30.2%, a decrease of 175 basis points. The decrease in gross profit and gross margin was driven largely by the decrease in average selling price of new and used vehicles discussed above. The decrease in finance and insurance, net gross profit was partially offset by improved retention on finance and insurance products, which drove favorable adjustments to reserves in the third quarter of 2023. Good Sam Services and Plans gross profit and gross margin was favorably impacted by finalizing contract negotiations to exit an arrangement with a service partner in the quarter.
●	Selling, general and administrative expenses were $415.3 million, a decrease of $3.8 million, or 0.9%, primarily as a result of our efforts to reduce expenses. In the quarter, the Company closed two underperforming retail stores and one distribution center, whose leases were successfully terminated. These cost reductions were partially offset by additional employee compensation and facility costs resulting from the 8.3% increase in store location count to 209 at September 30, 2023 from 193 at September 30, 2022.
●	Subsequent to September 30, 2023, the Company made the decision to consolidate or close seven underperforming dealership locations in order to redeploy working capital to higher returning investments.

●	Floor plan interest expense was $19.8 million, an increase of $10.3 million, or 108.9%, and other interest expense, net was $35.2 million, an increase of $14.7 million, or 71.7%. These increases were primarily as a result of the rise in interest rates.
●	Net income was $30.9 million, a decrease of $72.1 million, or 70.0%, driven primarily by the pretax $71.7 million decrease in new and used vehicle gross profit, the $14.7 million increase in other interest expense, net, and the $10.3 million increase in floor plan interest, which was partially offset by the $3.8 million decrease in selling, general, and administrative expenses and lower income tax expense from net reductions of pretax income.
●	Diluted earnings per share of Class A common stock was $0.32 in 2023 versus diluted earnings per share of Class A common stock of $0.97 in 2022. Adjusted earnings per share - diluted(1) of Class A common stock was $0.39 in 2023 versus adjusted earnings per share – diluted(1) of Class A common stock of $1.07 in 2022.
●	Adjusted EBITDA(1) was $95.0 million, a decrease of $78.4 million, or 45.2%, driven primarily by the $71.7 million decrease in new and used vehicle gross profit and the $10.3 million increase in floor plan interest, which was partially offset by the $3.8 million decrease in selling, general, and administrative expenses(2).

(1)

Adjusted earnings per share – diluted and adjusted EBITDA are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

(2)

The $3.8 million decrease in selling, general, and administrative expenses includes a $1.3 million decrease in equity-based compensation. Equity-based compensation is excluded from the calculation of Adjusted EBITDA (see the “Non-GAAP Financial Measures” section later in this press release).

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s third quarter 2023 financial results is scheduled for November 2, 2023, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-877-407-9039 (international callers please dial 1-201-689-8470) and using conference ID# 13741006. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. The Company’s position as sole managing member of CWGS, LLC includes periods where the Company has held a minority economic interest in CWGS, LLC. As of September 30, 2023, the Company owned 52.8% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is America’s largest retailer of RVs and related products and services. Our vision is to build a long-term legacy business that makes RVing fun and easy, and our Camping World and Good Sam brands have been serving RV consumers since 1966. We strive to build long-term value for our customers, employees, and shareholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of programs and services uniquely enable us to connect with our customers as stewards of the RV enthusiast community and the RV lifestyle. With RV sales and service locations in 43 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about cleansing our inventory, macroeconomic and industry trends, dividend payments and capital allocation, our business plans and goals, the Company’s acquisition pipeline and plans, and future financial results, including anticipated gross margin compression and outlook for 2024. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation and interest rates; the availability of financing to us and our customers; fuel shortages or high prices for fuel; the success of our manufacturers; general economic conditions in our markets; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; risks related to the cybersecurity incident announced in February 2022; our dependence on the availability of adequate capital and risks related to our debt; risks related to COVID-19; our ability to execute and achieve the expected benefits of our cost cutting or restructuring initiatives; our reliance on our fulfillment and distribution centers; natural disasters, including epidemic outbreaks; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2022 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Future declarations of quarterly dividends are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS Enterprises, LLC, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

We intend to use our official Facebook, Twitter, and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Good Sam Services and Plans	$49,889	$50,352	$147,294	$144,504
RV and Outdoor Retail
New vehicles	679,207	834,112	2,126,862	2,746,323
Used vehicles	590,227	525,988	1,657,935	1,484,978
Products, service and other	235,609	268,940	691,030	761,914
Finance and insurance, net	163,630	165,136	460,336	513,921
Good Sam Club	11,051	11,154	33,757	35,070
Subtotal	1,679,724	1,805,330	4,969,920	5,542,206
Total revenue	1,729,613	1,855,682	5,117,214	5,686,710
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	10,021	18,871	43,844	54,532
RV and Outdoor Retail
New vehicles	576,480	675,119	1,811,398	2,171,660
Used vehicles	478,595	398,882	1,300,961	1,115,876
Products, service and other	139,976	167,298	422,037	467,680
Good Sam Club	1,455	1,824	3,766	6,279
Subtotal	1,196,506	1,243,123	3,538,162	3,761,495
Total costs applicable to revenue	1,206,527	1,261,994	3,582,006	3,816,027

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	39,868	31,481	103,450	89,972
RV and Outdoor Retail:
New vehicles	102,727	158,993	315,464	574,663
Used vehicles	111,632	127,106	356,974	369,102
Products, service and other	95,633	101,642	268,993	294,234
Finance and insurance, net	163,630	165,136	460,336	513,921
Good Sam Club	9,596	9,330	29,991	28,791
Subtotal	483,218	562,207	1,431,758	1,780,711
Total gross profit	523,086	593,688	1,535,208	1,870,683

Operating expenses:
Selling, general, and administrative	415,288	419,102	1,201,901	1,245,540
Depreciation and amortization	17,619	18,207	49,462	61,369
Long-lived asset impairment	1,747	887	9,269	3,505
Lease termination	375	—	375	1,122
Loss (gain) on sale or disposal of assets	131	(40)	(5,001)	390
Total operating expenses	435,160	438,156	1,256,006	1,311,926
Income from operations	87,926	155,532	279,202	558,757
Other expense:
Floor plan interest expense	(19,816)	(9,484)	(61,298)	(24,483)
Other interest expense, net	(35,242)	(20,526)	(99,873)	(49,762)
Tax Receivable Agreement liability adjustment	1,680	—	1,680	—
Other income (expense), net	24	(177)	(1,659)	(472)
Total other expense	(53,354)	(30,187)	(161,150)	(74,717)
Income before income taxes	34,572	125,345	118,052	484,040
Income tax expense	(3,679)	(22,397)	(17,533)	(75,808)
Net income	30,893	102,948	100,519	408,232
Less: net income attributable to non-controlling interests	(14,932)	(61,822)	(52,686)	(238,065)
Net income attributable to Camping World Holdings, Inc.	$15,961	$41,126	$47,833	$170,167

Earnings per share of Class A common stock:
Basic	$0.36	$0.98	$1.07	$4.01
Diluted	$0.32	$0.97	$1.03	$3.99
Weighted average shares of Class A common stock outstanding:
Basic	44,666	41,985	44,538	42,419
Diluted	85,180	42,505	84,917	42,947

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data

	Three Months Ended September 30,		Increase		Percent
	2023	2022	(decrease)		Change
Unit sales
New vehicles	15,205	17,616	(2,411)		(13.7%)
Used vehicles	17,125	14,460	2,665		18.4%
Total	32,330	32,076	254		0.8%

Average selling price
New vehicles	$44,670	$47,350	$(2,680)		(5.7%)
Used vehicles	34,466	36,375	(1,909)		(5.2%)

Same store unit sales(1)
New vehicles	13,483	17,166	(3,683)		(21.5%)
Used vehicles	15,599	14,072	1,527		10.9%
Total	29,082	31,238	(2,156)		(6.9%)

Same store revenue(1) ($ in 000s)
New vehicles	$602,014	$814,326	$(212,312)		(26.1%)
Used vehicles	535,521	514,350	21,171		4.1%
Products, service and other	180,071	207,032	(26,961)		(13.0%)
Finance and insurance, net	146,112	161,332	(15,220)		(9.4%)
Total	$1,463,718	$1,697,040	$(233,322)		(13.7%)

Average gross profit per unit
New vehicles	$6,756	$9,025	$(2,269)		(25.1%)
Used vehicles	6,519	8,790	(2,271)		(25.8%)
Finance and insurance, net per vehicle unit	5,061	5,148	(87)		(1.7%)
Total vehicle front-end yield(2)	11,692	14,068	(2,376)		(16.9%)

Gross margin
Good Sam Services and Plans	79.9%	62.5%	1,739	bps
New vehicles	15.1%	19.1%	(394)	bps
Used vehicles	18.9%	24.2%	(525)	bps
Products, service and other	40.6%	37.8%	280	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	86.8%	83.6%	319	bps
Subtotal RV and Outdoor Retail	28.8%	31.1%	(237)	bps
Total gross margin	30.2%	32.0%	(175)	bps

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,131,575	$1,180,364	$(48,789)		(4.1%)
Used vehicles	534,155	425,824	108,331		25.4%
Products, parts, accessories and misc.	202,786	293,588	(90,802)		(30.9%)
Total RV and Outdoor Retail inventories	$1,868,516	$1,899,776	$(31,260)		(1.6%)

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$5,520	$6,415	$(895)		(14.0%)
Used vehicle inventory per dealer location	2,606	2,314	291		12.6%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.8	2.0	(0.3)		(12.9%)
Used vehicle inventory turnover	3.0	3.5	(0.6)		(16.2%)

Retail locations
RV dealerships	205	184	21		11.4%
RV service & retail centers	4	8	(4)		(50.0%)
Subtotal	209	192	17		8.9%
Other retail stores	—	1	(1)		(100.0%)
Total	209	193	16		8.3%

Other data
Active Customers(4)	5,111,478	5,366,558	(255,080)		(4.8%)
Good Sam Club members	2,051,768	2,038,826	12,942		0.6%
Service bays (5)	2,800	2,639	161		6.1%
Finance and insurance gross profit as a % of total vehicle revenue	12.9%	12.1%	75	bps	n/a
Same store locations	175	n/a	n/a		n/a

	Nine Months Ended September 30,		Increase		Percent
	2023	2022	(decrease)		Change
Unit sales
New vehicles	48,014	60,040	(12,026)		(20.0%)
Used vehicles	47,331	40,991	6,340		15.5%
Total	95,345	101,031	(5,686)		(5.6%)

Average selling price
New vehicles	$44,297	$45,742	$(1,445)		(3.2%)
Used vehicles	35,029	36,227	(1,198)		(3.3%)

Same store unit sales(1)
New vehicles	43,989	58,831	(14,842)		(25.2%)
Used vehicles	43,916	40,280	3,636		9.0%
Total	87,905	99,111	(11,206)		(11.3%)

Same store revenue(1) ($ in 000s)
New vehicles	$1,949,145	$2,695,945	$(746,800)		(27.7%)
Used vehicles	1,533,574	1,463,333	70,241		4.8%
Products, service and other	519,211	576,843	(57,632)		(10.0%)
Finance and insurance, net	422,725	505,391	(82,666)		(16.4%)
Total	$4,424,655	$5,241,512	$(816,857)		(15.6%)

Average gross profit per unit
New vehicles	$6,570	$9,571	$(3,001)		(31.4%)
Used vehicles	7,542	9,004	(1,462)		(16.2%)
Finance and insurance, net per vehicle unit	4,828	5,087	(259)		(5.1%)
Total vehicle front-end yield(2)	11,881	14,428	(2,547)		(17.7%)

Gross margin
Good Sam Services and Plans	70.2%	62.3%	797	bps
New vehicles	14.8%	20.9%	(609)	bps
Used vehicles	21.5%	24.9%	(332)	bps
Products, service and other	38.9%	38.6%	31	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	88.8%	82.1%	675	bps
Subtotal RV and Outdoor Retail	28.8%	32.1%	(332)	bps
Total gross margin	30.0%	32.9%	(289)	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	12.2%	12.1%	2	bps	n/a
Same store locations	175	n/a	n/a		n/a

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	September 30,	December 31,	September 30,
	2023	2022	2022
Assets
Current assets:
Cash and cash equivalents	$53,318	$130,131	$148,235
Contracts in transit	100,831	50,349	87,487
Accounts receivable, net	135,832	112,411	117,428
Inventories	1,869,042	2,123,858	1,900,127
Prepaid expenses and other assets	38,979	66,913	46,869
Assets held for sale	4,635	—	—
Total current assets	2,202,637	2,483,662	2,300,146

Property and equipment, net	841,548	758,281	728,208
Operating lease assets	736,246	742,306	719,656
Deferred tax assets, net	142,187	143,226	178,808
Intangible assets, net	14,444	20,945	21,819
Goodwill	688,139	622,423	533,217
Other assets	32,058	29,304	29,532
Total assets	$4,657,259	$4,800,147	$4,511,386
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$200,433	$127,691	$187,613
Accrued liabilities	171,956	147,833	252,644
Deferred revenues	99,813	95,695	101,917
Current portion of operating lease liabilities	62,987	61,745	61,001
Current portion of finance lease liabilities	5,563	10,244	10,397
Current portion of Tax Receivable Agreement liability	13,999	10,873	11,686
Current portion of long-term debt	23,257	25,229	15,827
Notes payable – floor plan, net	1,017,543	1,319,941	899,568
Other current liabilities	79,381	73,076	83,959
Liabilities related to assets held for sale	4,022	—	—
Total current liabilities	1,678,954	1,872,327	1,624,612

Operating lease liabilities, net of current portion	759,952	764,835	743,914
Finance lease liabilities, net of current portion	99,060	94,216	95,496
Tax Receivable Agreement liability, net of current portion	149,134	159,743	159,790
Revolving line of credit	20,885	20,885	20,885
Long-term debt, net of current portion	1,522,495	1,484,416	1,368,380
Deferred revenues	70,214	70,247	73,294
Other long-term liabilities	85,710	85,792	87,517
Total liabilities	4,386,404	4,552,461	4,173,888
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 49,571, 47,571, and 47,855 shares issued, respectively; 44,780, 42,441, and 42,129 shares outstanding, respectively	496	476	476
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466, 41,466, and 69,066 shares issued, respectively; 39,466, 41,466, and 41,466 shares outstanding, respectively	4	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—	—
Additional paid-in capital	108,942	106,051	117,151
Treasury stock, at cost; 4,791, 5,130, and 5,442 shares, respectively	(167,847)	(179,732)	(190,658)
Retained earnings	207,657	221,031	280,772
Total stockholders' equity attributable to Camping World Holdings, Inc.	149,252	147,830	207,745
Non-controlling interests	121,603	99,856	129,753
Total stockholders' equity	270,855	247,686	337,498
Total liabilities and stockholders' equity	$4,657,259	$4,800,147	$4,511,386

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Nine Months Ended September 30,
	2023	2022

Net cash provided by operating activities	$543,273	$523,919

Investing activities
Purchases of property and equipment	(95,641)	(118,445)
Proceeds from sale of property and equipment	2,723	1,105
Purchases of real property	(64,302)	(41,696)
Proceeds from the sale of real property	35,603	6,809
Purchases of businesses, net of cash acquired	(150,475)	(83,227)
Purchases of and loans to other investments	(3,444)	(3,000)
Purchases of intangible assets	(1,999)	(851)
Net cash used in investing activities	(277,535)	(239,305)

Financing activities
Proceeds from long-term debt	59,227	—
Payments on long-term debt	(26,556)	(11,869)
Net payments on notes payable – floor plan, net	(273,478)	(99,802)
Proceeds from landlord funded construction on finance leases	—	6,028
Payments on finance leases	(4,160)	(4,541)
Proceeds from sale-leaseback arrangement	—	27,951
Payments on sale-leaseback arrangement	(139)	(87)
Payment of debt issuance costs	(881)	—
Dividends on Class A common stock	(61,207)	(78,866)
Proceeds from exercise of stock options	319	317
RSU shares withheld for tax	(4,083)	(6,474)
Repurchases of Class A common stock to treasury stock	—	(79,757)
Distributions to holders of LLC common units	(31,593)	(156,611)
Net cash used in financing activities	(342,551)	(403,711)

Decrease in cash and cash equivalents	(76,813)	(119,097)
Cash and cash equivalents at beginning of the period	130,131	267,332
Cash and cash equivalents at end of the period	$53,318	$148,235

Comparison of Certain Trends to Pre-COVID-19 Pandemic Periods

Beginning in the first quarter of 2021 and continuing through the first quarter of 2023, the Company experienced sequential decreases in new vehicle gross margin, primarily due to the higher cost of new vehicles resulting from the lower industry supply of travel trailers and motorhomes for much of 2021. Additionally, new and used vehicle gross margins have declined for each of the first three quarters of 2023 compared to the corresponding periods in 2022. However, third quarter 2023 new vehicle gross margins were slightly higher than a similar range that the Company experienced in the third quarter pre-COVID-19 pandemic periods of 2016 to 2019, which we believe are more typical demand environments than during the COVID-19 pandemic.

During the third quarter of 2023, as the procurement prices of model year 2024 new vehicles declined compared to model years 2022 and 2023, the Company actively discounted certain used vehicles to reduce inventory levels of aged used vehicles. This discounting had a negative impact on used vehicle gross margins during the third quarter of 2023.

Additionally, the percentage of total unit sales relating to used vehicles was significantly higher in the third quarter of 2023 compared to the pre-COVID-19 pandemic periods of 2016 to 2019. The Company is continuing to execute on its used vehicle strategy, which differentiates it from the competition with proprietary tools, such as the RV Valuator, a focus on the development and retention of its service technician team, and investment in its service bay infrastructure.

The following table presents vehicle gross margin and unit sales mix for the three months ended September 30, 2023 and pre-COVID-19 pandemic periods for the three months ended September 30, 2019, 2018, 2017, and 2016 (unaudited):

	Three Months Ended September 30,
	2023	2019(1)	2018(1)	2017(1)	2016(1)
Gross margin:
New vehicles	15.1%	12.0%	12.6%	14.3%	13.9%
Used vehicles	18.9%	21.1%	22.9%	25.3%	23.0%

Unit sales mix:
New vehicles	47.0%	64.9%	69.0%	69.1%	64.2%
Used vehicles	53.0%	35.1%	31.0%	30.9%	35.8%

(1) These periods were prior to the COVID-19 pandemic.

Earnings Per Share

Basic earnings per share of Class A common stock is computed by dividing net income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share of Class A common stock is computed by dividing net income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A common stock (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2023	2022	2023	2022
Numerator:
Net income	$30,893	$102,948	$100,519	$408,232
Less: net income attributable to non-controlling interests	(14,932)	(61,822)	(52,686)	(238,065)
Net income attributable to Camping World Holdings, Inc. — basic	$15,961	$41,126	47,833	170,167
Add: reallocation of net income attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	—	281	—	1,019
Add: reallocation of net income attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	11,468	—	40,037	—
Net income attributable to Camping World Holdings, Inc. — diluted	$27,429	$41,407	$87,870	$171,186
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	44,666	41,985	44,538	42,419
Dilutive options to purchase Class A common stock	35	53	26	62
Dilutive restricted stock units	434	467	308	466
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	40,045	—	40,045	—
Weighted-average shares of Class A common stock outstanding — diluted	85,180	42,505	84,917	42,947

Earnings per share of Class A common stock — basic	$0.36	$0.98	$1.07	$4.01
Earnings per share of Class A common stock — diluted	$0.32	$0.97	$1.03	$3.99

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2023	2022	2023	2022
Weighted-average anti-dilutive securities excluded from the computation of diluted earnings per share of Class A common stock:
Restricted stock units	852	1,396	1,353	2,094
Common units of CWGS, LLC that are convertible into Class A common stock	—	42,045	—	42,045

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, trailing twelve-month (“TTM”) Adjusted EBITDA, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

For periods beginning after December 31, 2022, we are no longer including the other associated costs category of expenses relating to the 2019 Strategic Shift as restructuring costs for purposes of our Non-GAAP Financial Measures, since these costs are not expected to be significant in future periods.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the Active Sports Restructuring and the 2019 Strategic Shift, (gain) loss and impairment on investments in equity securities, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and

Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and TTM Adjusted EBITDA to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
EBITDA and Adjusted EBITDA:
Net income	$30,893	$102,948	$100,519	$408,232
Other interest expense, net	35,242	20,526	99,873	49,762
Depreciation and amortization	17,619	18,207	49,462	61,369
Income tax expense	3,679	22,397	17,533	75,808
Subtotal EBITDA	87,433	164,078	267,387	595,171
Long-lived asset impairment (a)	1,747	887	9,269	3,505
Lease termination (b)	375	—	375	1,122
Loss (gain) on sale or disposal of assets, net (c)	131	(40)	(5,001)	390
Equity-based compensation (d)	5,466	6,792	18,316	27,434
Tax Receivable Agreement liability adjustment (e)	(1,680)	—	(1,680)	—
Restructuring costs (f)	1,549	1,671	4,808	5,548
(Gain) loss and impairment on investments in equity securities (g)	(23)	—	1,660	—
Adjusted EBITDA	$94,998	$173,388	$295,134	$633,170

	Three Months Ended September 30,		Nine Months Ended September 30,
(as percentage of total revenue)	2023	2022	2023	2022
Adjusted EBITDA margin:
Net income margin	1.8%	5.5%	2.0%	7.2%
Other interest expense, net	2.0%	1.1%	2.0%	0.9%
Depreciation and amortization	1.0%	1.0%	1.0%	1.1%
Income tax expense	0.2%	1.2%	0.3%	1.3%
Subtotal EBITDA margin	5.1%	8.8%	5.2%	10.5%
Long-lived asset impairment (a)	0.1%	0.0%	0.2%	0.1%
Lease termination (b)	0.0%	—	0.0%	0.0%
Loss (gain) on sale or disposal of assets, net (c)	0.0%	(0.0%)	(0.1%)	0.0%
Equity-based compensation (d)	0.3%	0.4%	0.4%	0.5%
Tax Receivable Agreement liability adjustment (e)	(0.1%)	—	(0.0%)	—
Restructuring costs (f)	0.1%	0.1%	0.1%	0.1%
(Gain) loss and impairment on investments in equity securities (g)	(0.0%)	—	0.0%	—
Adjusted EBITDA margin	5.5%	9.3%	5.8%	11.1%

	Three Months Ended				TTM Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2023	2023	2023	2022	2023
Adjusted EBITDA:
Net income (loss)	$30,893	$64,723	$4,903	$(57,201)	$43,318
Other interest expense, net	35,242	33,518	31,113	25,983	125,856
Depreciation and amortization	17,619	17,206	14,637	18,935	68,397
Income tax expense	3,679	13,581	273	23,276	40,809
Subtotal EBITDA	87,433	129,028	50,926	10,993	278,380
Long-lived asset impairment (a)	1,747	477	7,045	726	9,995
Lease termination (b)	375	—	—	492	867
Loss (gain) on sale or disposal of assets, net (c)	131	(145)	(4,987)	232	(4,769)
Equity-based compensation (d)	5,466	6,492	6,358	6,413	24,729
Tax Receivable Agreement liability adjustment (e)	(1,680)	—	—	(114)	(1,794)
Restructuring costs (f)	1,549	3,259	—	1,478	6,286
(Gain) loss and impairment on investments in equity securities (g)	(23)	184	1,499	—	1,660
Adjusted EBITDA	$94,998	$139,295	$60,841	$20,220	$315,354
(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.

(b)	Represents the loss on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(e)	Represents an adjustment to eliminate the gains on remeasurement of the Tax Receivable Agreement primarily due to changes in the Company’s blended statutory income tax rate.
(f)

Represents restructuring costs relating to the Active Sports Restructuring during the three and nine months ended September 30, 2023 and the 2019 Strategic Shift for periods ended on or before December 31, 2022. These restructuring costs include one-time termination benefits, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above.

(g)	Represents gain and loss and impairment on investments in equity securities and interest income relating to any notes receivables with those investments for periods beginning after December 31, 2022. Amounts relating to periods prior to 2023 were not significant. These amounts are included in other expense, net in the condensed consolidated statements of operations. During the nine months ended September 30, 2023, this amount included a $1.3 million impairment on an equity method investment.

Adjusted Net Income Attributable to Camping World Holdings, Inc. and Adjusted Earnings Per Share

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic” as net income attributable to Camping World Holdings, Inc. adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the Active Sports Restructuring and the 2019 Strategic Shift, loss and impairment on investments in equity securities, other unusual or one-time items, the income tax expense effect of these adjustments, and the effect of net income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings Per Share – Basic” as Adjusted Net Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Earnings Per Share – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands except per share amounts)	2023	2022	2023	2022
Numerator:
Net income attributable to Camping World Holdings, Inc.	$15,961	$41,126	$47,833	$170,167
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	1,747	887	9,269	3,505
Income tax expense for above adjustment (b)	(231)	—	(1,233)	(99)
Lease termination (c):
Gross adjustment	375	—	375	1,122
Income tax expense for above adjustment (b)	(50)	—	(50)	—
Loss (gain) on sale or disposal of assets (d):
Gross adjustment	131	(40)	(5,001)	390
Income tax (expense) benefit for above adjustment (b)	(17)	(12)	667	(15)
Equity-based compensation (e):
Gross adjustment	5,466	6,792	18,316	27,434
Income tax expense for above adjustment (b)	(730)	(792)	(2,459)	(3,080)
Tax Receivable Agreement liability adjustment (f):
Gross adjustment	(1,680)	—	(1,680)	—
Income tax benefit for above adjustment (b)	422	—	422	—
Restructuring costs (g):
Gross adjustment	1,549	1,671	4,808	5,548
Income tax expense for above adjustment (b)	(205)	—	(639)	—
(Gain) loss and impairment on investments in equity securities (h):
Gross adjustment	(23)	—	1,660	—
Income tax benefit (expense) for above adjustment (b)	3	—	(222)	—
Adjustment to net income attributable to non-controlling interests resulting from the above adjustments (i)	(4,364)	(4,642)	(13,907)	(18,866)
Adjusted net income attributable to Camping World Holdings, Inc. – basic	18,354	44,990	58,159	186,106
Adjustments related to diluted calculation:
Reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (j)	—	409	—	1,519
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (k)	—	(104)	—	(404)
Reallocation of net income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (j)	19,296	—	66,593	—
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (k)	(4,554)	—	(16,140)	—
Adjusted net income attributable to Camping World Holdings, Inc. – diluted	$33,096	$45,295	$108,612	$187,221
Denominator:
Weighted-average Class A common shares outstanding – basic	44,666	41,985	44,538	42,419
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (m)	40,045	—	40,045	—
Dilutive options to purchase Class A common stock (m)	35	53	26	62
Dilutive restricted stock units (m)	434	467	308	466
Adjusted weighted average Class A common shares outstanding – diluted	85,180	42,505	84,917	42,947

Adjusted earnings per share - basic	$0.41	$1.07	$1.31	$4.39
Adjusted earnings per share - diluted	$0.39	$1.07	$1.28	$4.36

Anti-dilutive amounts (n):
Numerator:
Reallocation of net income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (j)	$—	$66,055	$—	$255,412
Income tax on reallocation of net income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (k)	$—	$(16,804)	$—	$(66,789)
Assumed income tax benefit of combining C-corporations with full or partial valuation allowances with the income of other consolidated entities after the anti-dilutive redemption of common units in CWGS, LLC (l)	$—	$627	$—	$6,464
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (m)	—	42,045	—	42,045

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands except per share amounts)	2023	2022	2023	2022
Reconciliation of per share amounts:
Earnings per share of Class A common stock — basic	$0.36	$0.98	$1.07	$4.01
Non-GAAP Adjustments (o)	0.05	0.09	0.24	0.38
Adjusted earnings per share - basic	$0.41	$1.07	$1.31	$4.39

Earnings per share of Class A common stock — diluted	$0.32	$0.97	$1.03	$3.99
Non-GAAP Adjustments (o)	0.05	0.10	0.23	0.37
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (p)	0.02	—	0.02	—
Adjusted earnings per share - diluted	$0.39	$1.07	$1.28	$4.36

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. For periods that ended on or before December 31, 2022, many of these adjustments were related to entities with full valuation allowances for which no tax benefit could be recognized. This assumption uses effective tax rates between 25.1% and 25.4% for the adjustments for the 2023 and 2022 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the loss on termination of operating leases resulting from the lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(f)	Represents an adjustment to eliminate the gain on remeasurement of the Tax Receivable Agreement primarily due to changes in the Company’s blended statutory income tax rate.
(g)	Represents restructuring costs relating to the Active Sports Restructuring during the three and nine months ended September 30, 2023 and the 2019 Strategic Shift for periods that ended on or before December 31, 2022. These restructuring costs include one-time termination benefits, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above.
(h)	Represents loss and impairment on investments in equity securities and interest income relating to any notes receivables with those investments for periods beginning after December 31, 2022. Amounts relating to periods prior to 2023 were not significant. These amounts are included in other expense, net in the condensed consolidated statements of operations. During the nine months ended September 30, 2023, this amount included a $1.3 million impairment on an equity method investment.
(i)	Represents the adjustment to net income attributable to non-controlling interests resulting from the above adjustments that impact the net income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 47.3% and 50.0% for the three months ended September 30, 2023 and 2022, respectively, and 47.3% and 49.8% for the nine months ended September 30, 2023 and 2022, respectively.
(j)	Represents the reallocation of net income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(k)	Represents the income tax expense effect of the above adjustment for reallocation of net income attributable to non-controlling interests. This assumption uses effective tax rates between 25.1% and 25.4% for the adjustments for 2023 and 2022 periods.
(l)	As a result of the LLC Conversion, this adjustment only relates to periods ended on or before December 31, 2022. Typically represents adjustments to reflect the income tax benefit of losses of consolidated C-corporations that under the Company’s previous equity structure, prior to the LLC Conversion, could not be used against the income of other consolidated subsidiaries of CWGS, LLC. Subsequent to the redemption of all common units in CWGS, LLC and prior to the LLC Conversion, the Company believes certain actions could have been taken such that the C-corporations’ losses could offset income of other consolidated subsidiaries. The adjustment reflects the income tax benefit assuming effective tax rate of 25.4% during 2022 for the losses experienced by the consolidated C-corporations for which valuation allowances had been recorded. No assumed release of valuation allowance established for previous periods were included in these amounts. Beginning in 2023, these C-corporation losses offset income of other consolidated subsidiaries as a result of LLC Conversion at or around December 31, 2022.
(m)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(n)	The below amounts have not been considered in our adjusted earnings per share – diluted amounts as the effect of these items are anti-dilutive.
(o)	Represents the per share impact of the Non-GAAP adjustments to net income detailed above (see (a) through (h) above).
(p)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our earnings per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (n) above).

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com